Exhibit 99.1

DEXCOM ANNOUNCES PROPOSED OFFERING OF $850.0 MILLION OF CONVERTIBLE SENIOR NOTES

SAN DIEGO, CA. - (BUSINESS WIRE-May 11, 2020) - DexCom, Inc. (Nasdaq: DXCM) (“DexCom”) announced today that it intends to offer, subject to market conditions and other factors, $850.0 million aggregate principal amount of Convertible Senior Notes due 2025 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). DexCom also intends to grant the initial purchasers of the notes a 13-day option to purchase up to an additional $150.0 million aggregate principal amount of notes.

The notes will be senior, unsecured obligations of DexCom, and interest will be payable semi-annually in arrears. The notes will mature on November 15, 2025, unless earlier converted, repurchased or redeemed in accordance with the terms of the notes. Prior to 5:00 p.m., New York City time, on the business day immediately preceding August 15, 2025, the notes will be convertible at the option of holders of the notes only upon satisfaction of certain conditions and during certain periods, and thereafter, at any time until 5:00 p.m., New York City time, on the business day immediately preceding the maturity date. Upon conversion, the notes may be settled in shares of DexCom’s common stock, cash or a combination of cash and shares of the common stock, at the election of DexCom. Prior to May 20, 2023, the notes will not be redeemable. On or after May 20, 2023, and prior to August 15, 2025, DexCom may redeem for cash all or part of the notes, at its option, if the last reported sale price of DexCom’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which DexCom provides notice of redemption.

Holders of the notes will have the right to require DexCom to repurchase for cash all or a portion of their notes at 100% of their principal amount, plus any accrued and unpaid interest, upon the occurrence of a fundamental change (as defined in the indenture relating to the notes). DexCom will also be required to increase the conversion rate for holders who convert their notes in connection with certain fundamental changes occurring prior to the maturity date or following delivery by DexCom of a notice of redemption.

The interest rate, initial conversion rate, offering price and other terms are to be determined upon pricing of the notes.

Concurrently with the offering, DexCom intends to use up to $600.0 million of the aggregate net proceeds from the offering of the notes (i) to repurchase or exchange (such transactions, the “note repurchases”) up to $260.0 million aggregate principal amount of its outstanding 0.75% Convertible Senior Notes due 2022 (the “2022 notes”) through individually negotiated transactions and/or (ii) to repurchase shares of its common stock (the “share repurchases”) from purchasers of the notes in the offering at a cash purchase price per share equal to the closing price per share of its common stock on the date of the pricing of the offering. The consideration for any such note repurchases may include cash, shares of DexCom’s common stock, or a combination thereof. The terms of any note repurchases will depend on factors including the market price of DexCom’s common stock and the trading price of the 2022 notes at the time of such repurchases. These note repurchases and share repurchases could increase (or reduce the size of any decrease in) the market price of DexCom’s common stock or the notes. The note repurchases and share repurchases could affect the market price of DexCom’s common stock concurrently with the pricing of the notes, and could also result in higher effective conversion prices for the notes.

DexCom further intends to use the remainder of the net proceeds from the offering for capital expenditures, working capital and general corporate purposes, which may include in-licensing or acquisitions of, or investments in, other businesses, products or technologies, or additional note or share repurchases. However, DexCom has no commitments or specific plans with respect to any such acquisitions, material investments or additional repurchases at this time.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of DexCom’s common stock, if any, into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act. The notes and any shares of DexCom’s common stock issuable upon conversion of the notes have not been and are not expected to be registered under the Securities Act, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding DexCom’s proposed offering of the notes and expected use of net proceeds of the offering. Statements containing words such as “could,” “believe,” “expect,” “intend,” “will,” or similar expressions constitute forward-looking statements. Factors that may contribute to such differences include, but are not limited to, risks related to whether DexCom will consummate the offering of the notes on the expected terms, or at all, the anticipated principal amount of the notes, which could differ based upon market conditions, whether the note repurchases and the share repurchases will take place or be consummated, the expected use of the net proceeds from the offering, which could change as a result of market conditions or for other reasons, prevailing market and other general economic, industry or political conditions in the United States or internationally, the global pandemic resulting from the novel coronavirus known as COVID-19, and whether DexCom will be able to satisfy the conditions required to close any sale of the notes. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. For information about other potential factors that could affect DexCom’s business and financial results, please review the “Risk Factors” described in DexCom’s Annual Report on Form 10-K for the year ended December 31, 2019 and DexCom’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the Securities and Exchange Commission (the “SEC”) and in DexCom’s other filings with the SEC. Except as may be required by law, DexCom does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.

FOR MORE INFORMATION:

Steven R. Pacelli

Executive Vice President, Strategy and Corporate Development

(858) 200-0200

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